AGREEMENT

           AGREEMENT made this 31st day of July, 2002 by and between NEW SKY COMMUNICATIONS, INC., a New York corporation with offices at 300 Bausch and Lomb Place, Rochester, New York 14604, hereinafter referred to as "New Sky" and PATRICK WHITE, residing at 58 Bosworth Field, Mendon, New York 14506, hereinafter referred to as "White."

           WHEREAS White is desirous of transferring all of the outstanding stock in Lester Levin, Inc. to New Sky and being employed by New Sky and New Sky is desirous of employing the services of White;

           NOW, the parties hereto covenant and agree as follows:

           1. ASSIGNMENT OF RIGHTS AND TRANSFER OF STOCK. White does hereby sell, assign and convey to New Sky all of his right, title and interest in all contracts, patents and trade secrets relating to printing, security paper and anti-counterfeiting technology owned, held or controlled by White, including but not limited to his four and one-half percent (4 1/2%) interest in the so-called "Ralph Wicker currency patent," Patent No. 5,735,547, and all of the outstanding stock of Lester Levin, Inc.

           2. CONSIDERATION. In consideration of the foregoing, New Sky shall assume all of the outstanding debt of Lester Levin, Inc. upon which Patrick White is directly or indirectly obligated or is a guarantor and which is set forth in Schedule A annexed hereto and made a part hereof. In addition, New Sky shall grant to White 750,000 unregistered, restricted common shares of New Sky Communications, Inc.

           3. EMPLOYMENT. New Sky shall employ White for an initial salary of $75,000 per year. The term of employment shall be two (2) years unless sooner terminated according to the terms of this Agreement. If this employment has not been terminated in accordance with the provisions hereof, the employment of White shall be deemed automatically renewed and extended thereafter, for two (2) year terms, until terminated in accordance with the provisions hereof. White's employment shall commence upon the completion of the conditions precedent set forth herein. The provisions of Section 7 hereof shall survive any termination or assignment of this Agreement.

           4. DUTIES. White's duties under this Agreement shall include, but not be limited to, serving as an officer and member of the Board of Directors of New Sky Communications, Inc. and/or Lester Levin, Inc., if either company so elects; selling and marketing, in conjunction and cooperation with Thomas Wicker, printing services and security paper and anti-counterfeiting related products developed and to be developed in the future by Wicker and/or White; and create exclusively for New Sky future proprietary security paper and anti-counterfeiting products, containing patented, patent pending and future patentable intellectual property and providing consulting services to third parties through New Sky and upon the direction of New Sky.. The parties hereto agree that all future proprietary intellectual property or technology developed during the term of White's employment by New Sky shall be deemed to be developed by White
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for New Sky on a work-for-hire basis and all right, title and interest in such intellectual property and technology shall be the sole and exclusive property of New Sky.

           5. CONDITIONS PRECEDENT. This Agreement shall be subject to the following conditions precedent and shall not commence until the completion of such conditions: (1) New Sky and Thomas Wicker completing an acquisition of all of the intellectual property rights of Wicker and entering into an employment agreement with Wicker, and (2) New Sky completing a private placement of 3,000,000 of its common shares.

           6. WARRANTIES AND REPRESENTATIONS. White warrants and represents the following:

                    a) White is the sole and exclusive owner and holder of the right, title and interest in the patents, trade secrets and intellectual property set forth herein and that such representations herein constitutes all patents, trade secrets and intellectual property rights owned, held or shared by White as of the date of this Agreement and that such rights are not subject to any claim, judgment, defense, set-off, lien or encumbrance.

                    b) The rendering of services by White to New Sky hereunder is free and unencumbered by any and all claims by or agreements with any other parties.

                    c) White owns free and clear all of the outstanding stock of Lester Levin, Inc., the stock is fully paid, non-assessable and there exist no outstanding agreements, claims, liens or encumbrances which would interfere with or restrict the assignment or conveyance of such shares and the enjoyment of full rights thereof by New Sky.


           7. RESTRICTIVE COVENANT.

                    a) White acknowledges that the services he shall perform for New Sky are an integral part of the business of New Sky, and that if White renders services similar to those rendered to New Sky hereunder, for two (2) years after his termination, or non-renewal of the employment relationship with New Sky the same shall cause New Sky significant financial detriment which could not be precisely determined at the time. Therefore, White acknowledges that he has been advised and herewith agrees that the restrictive covenant contained within this paragraph is a specific condition of employment, and that New Sky has specifically stated that the employment provided for in this contract would not be offered to White if he did not consent to and execute this restrictive covenant.

                    b) In the event of the termination, or non-renewal of White's employment relationship with New Sky, by White, White agrees that he shall not engage in rendering services the same or similar to those rendered to New Sky hereunder set forth in Section 4, directly or indirectly, for a period of two (2) years following his termination, or non-renewal, of this Agreement. This covenant shall not apply if there is a termination, or non-renewal, of this employment agreement by New Sky without cause or there is a material and willful breach of any term of this Agreement by New Sky.

                    c) White agrees that the contents of this Agreement and any information obtained regarding the business practices and methods of New Sky are confidential, including but not limited to, any and all patents, technology or trade secrets transferred to, or developed for, New Sky by White and/or Wicker pursuant to this Agreement, and shall not be disclosed or discussed with any third party unless required by law.

           8. DOCUMENT EXECUTION. White agrees to execute any and all instruments and documentation deemed necessary by New Sky, in its sole discretion, to effectuate the conveyances and assignments set forth in this Agreement, including but not limited to, assignments of interests in patents and trade secrets.

           9. APPARENT AUTHORITY. White shall have no authority to contract for or obligate New Sky in any respect except that provided in writing by New Sky.

           10. REPRESENTATIVES. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective assigns, successors, heirs and legal representatives, but neither this Agreement nor any of the rights hereunder shall be assignable by White, his personal representatives or beneficiaries, as they constitute unique personal services.

           11. GOVERNING LAW. This Agreement is deemed made and executed in the State of New York and the Supreme Court of that State, in and for the County of Monroe, is hereby deemed to be the sole and convenient forum for the resolution of disputes under this Agreement. The parties hereto agree that, except for any and all remedies available under Section 7 herein, the parties shall seek money damages only for any dispute under this Agreement and shall not seek injunctive relief nor in any manner interfere, hinder or delay the business operations and exploitation of intellectual property of the other party.

           12. INDEMNIFICATION. Each party hereto agrees to indemnify and hold harmless the other, its agents and employees, against each and every claim, demand, loss, liability, damage or expense (including without limitation, any settlement payment, reasonable attorneys' fees and other expenses incurred in litigation or settlement of any claim) of whatever nature suffered by the other party arising out of or in connection with the conduct of that party prior to the commencement of this Agreement, or any breach or misrepresentation contained in this Agreement or in any exhibit, certificate or document required to be furnished in connection with or pursuant to this Agreement.

                                           NEW SKY COMMUNICATIONS, INC.
        SEAL

                                           By: /S/ E. ANTHONY WILSON
                                               ---------------------
                                               President


                                                    /S/ PATRICK J. WHITE
                                                    --------------------
                                                    Patrick White



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                                   SCHEDULE A

CREDITOR                                  ADDRESS                   AMOUNT OWED

Fleet Small Business Services  1025 Main Street, Waltham, MA 02451      $75,000
CIT Small Business Lending     650 CIT Drive, Livingston, NJ 07039     $246,000













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